Exhibit 99.1

Contact:     Joe Schierhorn, Chief Operating Officer
        (907) 261-3308

NEWS RELEASE

Northrim BanCorp, Inc. Names Latosha M. Dickinson Chief Financial Officer

ANCHORAGE, AK-May 16, 2014,-Northrim BanCorp, Inc. (NASDAQ: NRIM) today announced its Board of Directors promoted Latosha M. Dickinson to Chief Financial Officer (CFO), effective immediately. Joe Schierhorn, who has served as CFO since 2001, will now devote his time exclusively to being the Chief Operating Officer for Northrim.

“Latosha has been an integral member of our financial reporting team for more than eight years and has a deep understanding of our bank, our markets and our industry,” said Marc Langland, Northrim BanCorp Chairman. “As our Vice President and Controller of Financial Reporting, she has demonstrated her dedication to our company, and her strong experience in finance and accounting make her promotion a natural decision for us.”

Prior to joining Northrim in 2006, Dickinson was a Senior Audit Associate and Audit Associate with KPMG, working in their Anchorage offices for four years. She earned her Masters of Accountancy and Bachelors of Science in Accounting from the University of Montana and is a graduate of the ABA Stonier Graduate School of Banking. In 2013, Dickinson earned the Wharton Leadership Certificate from The Wharton School at the University of Pennsylvania. She is a Certified Public Accountant with the State of Alaska.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 15 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 75% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com
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Transmitted on Globe Newswire on May 16, 2014, at 8:00 a.m. Alaska Time.